Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank S. Pellegrino
Executive Vice President, Finance and Administration
847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 28, 2021

Third Quarter Diluted EPS Increased 8.9% to a Third Quarter Record $1.27 per Share

Quarterly Overview:	Year to Date Overview:

• Net sales decreased 1.8%	• Net sales decreased 3.6%
• Sales volume decreased 1.2%	• Sales volume decreased 0.9%
• Gross profit increased 7.6%	• Gross profit increased 2.3%
• Net income increased 9.2%	• Net income increased 8.1%

Elgin, IL, April 28, 2021 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2021 third quarter. Net income for the third quarter of fiscal 2021 was $14.7 million, or $1.27 per share diluted, compared to net income of $13.5 million, or $1.17 per share diluted, for the third quarter of fiscal 2020. Net income for the first three quarters of fiscal 2021 was $47.4 million, or $4.10 per share diluted, compared to net income of $43.9 million, or $3.80 per share diluted, for the first three quarters of fiscal 2020. The Company reported record net income and diluted earnings per share in the quarter despite the continuing challenges in its food service business and in its contract packaging distribution channel due to the impact of COVID-19.

Net sales decreased to $207.9 million for the third quarter of fiscal 2021 from $211.6 million for the third quarter of fiscal 2020. Sales volume, which is defined as pounds sold to customers, declined 1.2% due to a reduction in sales volume for almonds and peanuts, which was offset in part by increased sales volume for trail and snack mixes. The decrease in net sales was mainly attributable to the decline in sales volume.

Sales volume increased 9.1% in the consumer distribution channel due to an 11.8% increase in sales volume for private brand snack nuts and trail and snack mixes. The increase in sales volume for these private brand products came from new distribution at existing customers, a shift in consumer preferences to lower priced private brand products and growth in snacking as many consumers continue to purchase food for consumption at home. Sales volume in the consumer distribution channel accounted for 77.7% of total sales volume in the current third quarter.

Sales volume from our branded products within the consumer distribution channel changed in the quarterly comparison as follows:

Fisher recipe nuts	(6.4)%
Orchard Valley Harvest	(21.4)%
Fisher snack nuts	(3.1)%
Southern Style Nuts	(14.2)%

The sales volume decline for Fisher recipe nuts primarily resulted from lost distribution at two grocery customers. The sales volume decrease for our Orchard Valley Harvest brand was attributable to lower foot traffic at a major customer in the non-food sector due to COVID-19. The sales volume decrease for Fisher snack nuts was due primarily to reduced merchandising activity for Fisher inshell peanuts as we are in the process of discontinuing that product line, which we expect will be completed by the end of the fourth quarter of fiscal 2021. The sales volume decline for Southern Style Nuts was due primarily to the discontinuance of an item at a major customer.

Sales volume declined 29.8% in the commercial ingredients distribution channel primarily as a result of a 25.7% decline in food service sales volume and a decline in sales of peanut crushing stock to peanut oil processors. The decline in food service sales volume was mainly due to a decline in air travel and nationwide restrictions on indoor restaurant dining from COVID-19. Sales volume declined 19.2% in the contract packaging distribution channel due to the impact of lower convenience store foot traffic on one customer’s business from COVID-19.

For the first three quarters of fiscal 2021, net sales decreased to $651.7 million from $675.9 million for the first three quarters of fiscal 2020. The decline in net sales was attributable primarily to a 2.7% decline in the weighted average selling price of our products, which in turn was due to a decline in commodity acquisition costs for all major tree nuts. Sales volume declined 0.9% primarily due to a reduction in sales volume for almonds and peanuts, which was offset in part by increased sales volume for trail and snack mixes. The decline in sales volume, especially for almonds, also contributed to the decline in net sales.

Sales volume increased 7.7% in the consumer distribution channel primarily for the same reason cited in the quarterly comparison. Sales volume decreased 27.1% in the commercial ingredients distribution channel mainly as a result of a 32.5% decline in sales volume in our food service business. The decline in food service sales volume occurred for the same reasons cited in the quarterly comparison. Sales volume in the contract packaging distribution channel decreased 15.1% for the same reason cited in the quarterly comparison and also due to the loss of peanut butter business with another customer, which was attributable to a temporary peanut supply shortage that existed in the first quarter of fiscal 2021.

Gross profit margin increased to 22.1% of net sales for the third quarter of fiscal 2021 from 20.2% for the third quarter of fiscal 2020. Gross profit increased $3.2 million in the quarterly comparison.

The increases in gross profit margin and gross profit were attributable to lower commodity acquisition costs for all major tree nuts.

Gross profit margin for the first three quarters of fiscal 2021 increased to 21.2% of net sales from 20.0% for the first three quarters of fiscal 2020. Gross profit increased $3.1 million. The increases in gross profit and gross profit margin were also due to lower commodity acquisition costs for all major tree nuts.

Total operating expenses, as a percentage of net sales, increased to 12.0% for the third quarter of fiscal 2021 from 11.1% for the third quarter of fiscal 2020. Total operating expenses increased to $24.9 million for the third quarter of fiscal 2021 from $23.4 million for the third quarter of fiscal 2020. The increase in total operating expenses was due to a $1.5 million increase in freight expense, which resulted from significantly higher freight rates compared to freight rates in last year’s third quarter and to a lesser extent an increase in sales volume for our sales made on a delivered basis to customers.

Total operating expenses for the first three quarters of fiscal 2021 increased slightly to 10.8% of net sales from 10.7% of net sales for the first three quarters of fiscal 2020. Total operating expenses decreased to $70.4 million for the first three quarters of fiscal 2021 from $72.1 million for the first three quarters of fiscal 2020. The decline in total operating expenses was due to a $2.3 million gain from the final insurance recovery that was recognized in the second quarter of fiscal 2021. This insurance recovery related to the Garysburg, North Carolina facility fire that occurred in the second quarter of fiscal 2020. The impact of the insurance recovery gain was offset in part by increases in freight, insurance and consulting expenses, net of decreases in advertising, incentive compensation and travel expenses.

Interest expense for the current third quarter declined to $0.3 million from $0.6 million for the third quarter of fiscal 2020. For the first three quarters of fiscal 2021, interest expense declined to $1.1 million from $1.5 million for the first three quarters of fiscal 2021. The decreases in interest expense in both comparisons primarily resulted from lower average debt levels.

The value of total inventories on hand at the end of the current third quarter decreased $36.8 million, or 19.5%, when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2020. The decrease in the value of total inventories was primarily due to lower commodity acquisition costs for all major tree nuts. Lower quantities of peanuts, almonds and pecans also contributed to the decline in the total value of inventories on hand. The weighted average cost per pound of raw nut and dried fruit input stocks on hand decreased 17.8% due to the lower acquisition costs for all major tree nuts.

“As was the case in the second quarter of fiscal 2021, we reported record net income and diluted earnings per share despite the continuing challenges we faced in our food service business, in our contract packaging distribution channel and with our Orchard Valley Harvest brand due to the impact of COVID-19. These record results were again driven in large part by lower commodity acquisition costs for all major tree nuts and strong sales volume growth for private brand products in our consumer distribution channel,” noted Jeffrey T. Sanfilippo, Chief Executive Officer. “At retail, Fisher recipe nut pound volume declined 10% for the same reason cited in the sales volume discussion above, while the total category pound volume increased by 7% in the quarterly comparison according to IRi Total U.S. – Multi Outlet market data. Orchard Valley Harvest brand pound volume declined 18% at retail in the produce category due to some lost distribution and lower promotional activity. The total produce category pound volume increased 5% in the quarterly comparison. Fisher snack nut pound volume at retail increased 9% due to increased promotional activity for dry roasted peanuts, while the total pound volume for the snack nut category was unchanged in the quarterly comparison. Pound volume for our Southern Style Nuts brand at retail decreased 4% for the same reason cited in the sales volume discussion above, while pound volume for the total trail and snack mix category decreased 8% in the quarterly comparison,” Mr. Sanfilippo stated. “We continued to see improvement in our food service business as we did in the first two quarters of fiscal 2021 with dining out and air travel having increased,” Mr. Sanfilippo stated. “Finally, our record performance over the last two quarters put us in a position to pay a $2.50 per share special dividend during the current third quarter,” concluded Mr. Sanfilippo.

The Company will host an investor conference call and webcast on Thursday, April 29, 2021, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 8276508. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences including a shift from higher margin products to lower margin products; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures including competition in the recipe nut category; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn, particularly in light of the outbreak of COVID-19; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to illness or quarantine; (xiv) the ability to implement our Strategic

Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures, including disruptions due to employees working remotely; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand name.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-Nine Weeks Ended
	March 25, 2021	March 26, 2020	March 25, 2021	March 26, 2020
Net sales	$207,892	$211,624	$651,740	$675,893
Cost of sales	161,846	168,819	513,567	540,860

Gross profit	46,046	42,805	138,173	135,033

Operating expenses:
Selling expenses	15,090	13,880	44,868	44,095
Administrative expenses	9,859	9,528	25,539	28,013

Total operating expenses	24,949	23,408	70,407	72,108

Income from operations	21,097	19,397	67,766	62,925

Other expense:
Interest expense	309	579	1,135	1,535
Rental and miscellaneous expense, net	379	308	1,176	986
Other expense	630	566	1,889	1,699

Total other expense, net	1,318	1,453	4,200	4,220

Income before income taxes	19,779	17,944	63,566	58,705
Income tax expense	5,078	4,478	16,168	14,852

Net income	$14,701	$13,466	$47,398	$43,853

Basic earnings per common share	$1.28	$1.17	$4.12	$3.83

Diluted earnings per common share	$1.27	$1.17	$4.10	$3.80

Cash dividends declared per share	$—	$—	$5.00	$5.00

Weighted average shares outstanding
— Basic	11,515,465	11,475,874	11,495,504	11,459,653

— Diluted	11,574,017	11,539,641	11,552,710	11,534,668

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 25, 2021	June 25, 2020	March 26, 2020
ASSETS
CURRENT ASSETS:
Cash	$1,043	$1,535	$993
Accounts receivable, net	64,502	56,953	68,042
Inventories	151,757	172,068	188,514
Prepaid expenses and other current assets	6,481	8,315	5,249

	223,783	238,871	262,798

PROPERTIES, NET:	129,875	123,797	124,964

OTHER LONG-TERM ASSETS:
Intangibles, net	20,114	21,775	22,354
Deferred income taxes	5,051	6,788	5,973
Operating lease right-of-use assets	3,758	4,351	4,638
Other	9,647	11,875	9,967

	38,570	44,789	42,932

TOTAL ASSETS	$392,228	$407,457	$430,694

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$26,005	$27,008	$38,175
Current maturities of long-term debt	3,828	5,285	6,197
Accounts payable	43,684	36,323	54,856
Bank overdraft	1,509	2,041	2,091
Accrued expenses	31,646	41,511	33,890

	106,672	112,168	135,209

LONG-TERM LIABILITIES:
Long-term debt	11,842	14,730	15,670
Retirement plan	32,433	31,573	25,449
Long-term operating lease liabilities	2,359	2,990	3,259
Other	8,019	7,758	7,839

	54,653	57,051	52,217

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	90	89	89
Capital in excess of par value	125,693	123,899	123,613
Retained earnings	113,993	124,058	125,273
Accumulated other comprehensive loss	(7,695)	(8,630)	(4,529)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	230,903	238,238	243,268

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$392,228	$407,457	$430,694